As Filed with the Securities and Exchange Commission on March 16, 2026

Registration No. 333-276253

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QUIPT HOME MEDICAL CORP.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	8090	N/A
(Province or other jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1019 Town Drive

Wilder, KY

Tel: (859) 878-2220

(Address and telephone number of registrant’s principal executive offices)

C T Corporation System

1015 15th Street N.W., Suite 1000

Washington, DC 20005

Tel: (202) 572-3133

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Larry W. Nishnick
 DLA Piper LLP (US)
 4365 Executive Drive, Suite 1100
 San Diego, CA 92121
 (858) 677-1414

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

It is proposed that this filing shall become effective (check appropriate box):

A.	☒	Upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☐	At some future date (check the appropriate box below).

	1.	☐ Pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than seven calendar days after filing).

2.	☐	Pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than seven calendar days after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

3.	☐	Pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☐	After the filing of the next amendment to this form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☐

EXPLANATORY NOTE - DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) is being filed by Quipt Home Medical Corp. ( “Registrant”) to withdraw and remove from registration and deregister all of the unsold securities registered under the Registration Statement on Form F-10 (Registration No. 333-276253), filed by the Registrant with the Securities and Exchange Commission on December 22, 2023, as amended by Amendment No. 1 on March 26, 2024 and by Amendment No. 2 on May 9, 2024 (the “Registration Statement”), registering the sale by the Registrant from time to time of such indeterminate number of common shares, preferred shares, debt securities, warrants, subscription receipts, and units (collectively, the “Securities”) of the Registrant and which Securities were issuable in any combination thereof, in amounts, at prices and on terms to be determined at the time of sale to be set forth in one or more prospectus supplements up to an aggregate offering price not to exceed $300,000,000.

Effective March 16, 2026, pursuant to an Arrangement Agreement, dated as of December 14, 2025, by and among the Registrant, 1567208 B.C. LTD, a company existing under the laws of British Columbia (“B.C. Purchaser”), and REM Aggregator, LLC, a Delaware limited liability company (collectively with B.C. Purchaser, the “Purchaser”), the Purchaser acquired all of the issued and outstanding common shares of the Registrant pursuant to a court-approved Plan of Arrangement under the Business Corporations Act (British Columbia) (the “Arrangement”).

In connection with the completion of the transactions contemplated by the Arrangement, the Registrant has terminated any and all offerings of its Securities pursuant to the Registration Statement. The Registrant hereby amends the Registration Statement to remove from registration any and all Securities of the Registrant registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilder, Kentucky, Country of the United States, on March 16, 2026.

QUIPT HOME MEDICAL CORP.

By:	/s/ Gregory Crawford
Gregory Crawford
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gregory Crawford	Chief Executive Officer and Chairman of the Board	March 16, 2026
Gregory Crawford	(Principal Executive Officer)

/s/ Hardik Mehta	Chief Financial Officer	March 16, 2026
Hardik Mehta	(Principal Financial and Accounting Officer)

*
Mark Greenberg	Director	March 16, 2026

*
Brian Wessel	Director	March 16, 2026

*
Kevin A. Carter	Director	March 16, 2026

*By:	/s/ Gregory Crawford
Name:	Gregory Crawford
Title:	Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment to the Registration Statement on Form F-10 has been signed by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, on March 16, 2026.

By:	/s/ Hardik Mehta
Name:	Hardik Mehta
Title:	Chief Financial Officer